EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 12, 2006, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Quixote Corporation which appears in Quixote Corporation’s Annual Report on Form 10-K for the year ended June 30, 2006.

/s/ Grant Thornton LLP

Chicago, Illinois
September 28, 2006